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As filed with the Securities and Exchange Commission on December 9, 2002

Registration Nos. 333-99409 and 333-99409-01

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SIMON PROPERTY GROUP, INC.	SPG REALTY CONSULTANTS, INC.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	Delaware (State or other jurisdiction of incorporation or organization)
04-6268599 (I.R.S. Employer Identification No.)	13-2838638 (I.R.S. Employer Identification No.)

National City Center
115 West Washington Street, Suite 15 East; Indianapolis, IN 46204; (317) 636-1600
(Address of Principal Executive Offices)

James M. Barkley
Simon Property Group
National City Center
115 West Washington Street, Suite 15 East; Indianapolis, IN 46204; (317) 636-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Worrell
Baker & Daniels
300 North Meridian Street, Suite 2700
Indianapolis, Indiana 46204
(317) 237-1110

        Approximate date of commencement of proposed sale to the public:    From time to time or at one time after the effective date of the Registration Statement.

        If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box /x/

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value, $.0001 per share	2,950,402	$34.95 (2)	$103,116,550 (2)	$9,487 (3)
	2,100	$33.67 (4)	$70,707 (4)	$7

(1)
Each share of common stock of Simon Property Group, Inc. is paired with a beneficial interest in 1/100th of a share of common stock of SPG Realty Consultants, Inc. The beneficial interests in shares of common stock of SPG Realty Consultants, Inc. held in trust are not transferable separately but only by and as part of a transfer of the shares of Simon Property Group, Inc. common stock with which they are paired.

(2)
Represents average of high and low prices reported on the NYSE as of September 3, 2002.

(3)
Previously paid.

(4)
Represents average of high and low prices reported on the NYSE as of December 5, 2002.

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 9, 2002

PROSPECTUS

2,952,502 Paired Shares
Common Stock

SIMON PROPERTY GROUP, INC.
SPG REALTY CONSULTANTS, INC.

        This prospectus relates to resales of our shares of common stock by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

        The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may offer the shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. Our common stock is traded on the New York Stock Exchange under the symbol "SPG." On December     , 2002, the closing sale price as reported by the NYSE was $             per share.

        You should read carefully this prospectus before you invest.

        Investing in our securities involves risk. See "Risk Factors" beginning on page 3.

        THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Our principal executive offices are located at National City Center, Suite 15 East, 115 West Washington Street, Indianapolis, Indiana 46204 and our telephone number is (317) 636-1600.

The date of this prospectus is December     , 2002

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, our paired shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

WHO WE ARE

        We own, operate, manage, lease, acquire, expand and develop real estate properties, primarily regional malls and community shopping centers. Simon Property Group, Inc. or Simon Property has elected to be taxed as a real estate investment trust or REIT for federal income tax purposes. Holders of common stock of Simon Property own proportionate beneficial interests in trusts which own all of the outstanding stock of SPG Realty Consultants, Inc. or SPG Realty. Accordingly, Simon Property and SPG Realty are treated as a paired share REIT for federal income tax purposes.

        The core of our business originated with the shopping center businesses of Melvin Simon, Herbert Simon, David Simon and other members and associates of the Simon family. We have grown significantly by acquiring properties and merging with other real estate companies, including our merger with DeBartolo Realty Corporation in 1996 and our combination with Corporate Property Investors, Inc. and its paired share affiliate in 1998.

        As of September 30, 2002, Simon Property and Simon Property's majority-owned subsidiary, Simon Property Group, L.P. or the Operating Partnership, owned or held an interest in 249 income-producing properties in the United States, consisting of 171 regional malls, 69 community shopping centers, four specialty retail centers, and five office and mixed-use properties in 36 states. Mixed-use properties are properties that include a combination of retail, office space, and/or hotel components. As of the same date, the Operating Partnership also owned interests in eight additional retail real estate properties in Europe and Canada, five parcels of land held for future development and indirectly-held minority interests in seven properties we acquired in May 2002 which are not material to our operations.

        The predecessor of Simon Property was organized as a Massachusetts business trust in 1971 and reorganized as a Delaware corporation on March 10, 1998. SPG Realty was organized as a Delaware corporation in October 1975. Our principal executive offices are located at National City Center, Suite 15 East, 115 West Washington Street, Indianapolis, Indiana 46204; our telephone number is (317) 636-1600. Our World Wide Web site address is www.shopsimon.com. The information in our web site is not incorporated by reference into this prospectus.

        If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares by the selling stockholders.

        The selling stockholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses.

RISK FACTORS

        You should carefully consider the following risks, along with the other information contained or incorporated by reference in this prospectus before you decide to purchase any of our securities. If any of the following events actually occurs, our business, financial condition and results of operations would likely suffer, possibly materially.

WE HAVE A SUBSTANTIAL DEBT BURDEN THAT COULD AFFECT OUR FUTURE OPERATIONS.

        At September 30, 2002, mortgages and other indebtedness for which we are liable totaled $9.5 billion, of which approximately $804 million matures during 2003. We are subject to the risks normally associated with debt financing, including the risk that our cash flow from operations will be insufficient to meet required debt service. Our debt service costs generally will not be reduced when developments, such as the entry of new competitors or the loss of major tenants, could cause a reduction in income from a property. Should such events occur, our operations and ability to make expected distributions to stockholders may be adversely affected. If a property is mortgaged to secure payment of indebtedness and we are unable to pay that indebtedness, the property could be transferred to the mortgagee resulting in a loss of income and a decline in asset value.

RISING INTEREST RATES COULD ADVERSELY AFFECT OUR DEBT SERVICE COSTS.

        At September 30, 2002, approximately $1.5 billion of our total combined consolidated debt was subject to floating interest rates. In a rising interest rate environment, these debt service costs will increase. In addition, we may not be able to refinance maturing fixed-rate debt on as favorable terms. Increased debt service costs would adversely affect our cash flow and the amounts of cash we have available for distribution to our stockholders.

OUR HEDGING ARRANGEMENTS COULD INCREASE OUR INTEREST RATE RISK.

        We use interest rate hedging arrangements to manage our exposure to interest rate volatility, but these arrangements may expose us to additional risks. Although our interest rate risk management policy establishes minimum credit ratings for counterparties, this does not eliminate the risk that a counterparty may fail to honor its obligations. Developing an effective interest rate risk strategy is complex and no strategy can completely insulate us from risks associated with interest rate fluctuations. There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. These hedging agreements may involve costs, such as transaction fees or breakage costs, if we terminate them.

RISING INTEREST RATES COULD MAKE OUR DISTRIBUTION RATES LESS ATTRACTIVE.

        One of the factors that may influence the price of our stock in public markets is the annual distribution rate we pay as compared with the yields on alternative investments Any significant increase in interest rates could also lead holders of our securities to seek higher yields through other investments, which could adversely affect the market price of our shares.

WE FACE A WIDE RANGE OF COMPETITION THAT COULD AFFECT OUR ABILITY TO OPERATE PROFITABLY.

        Shopping malls compete with other retail properties for tenants on the basis of the rent charged and location. The principal competition for existing shopping malls may come from future shopping malls that will be located in the same market areas and from mail order and electronic commerce. There is also considerable competition to acquire desirable real estate. The competition is provided by other real estate investment trusts, insurance companies, private pension plans and private developers.

Additionally, our credit rating and leverage will affect our competitive position in the public debt and equity markets.

        We face competition from other shopping mall developers for the acquisition of prime development sites and for tenants and are subject to the risks of real estate development, including the lack of financing, construction delays, environmental requirements, budget overruns and lease-up. We compete with other real estate operations in seeking management, leasing revenues, land for development and properties for acquisition. In addition, retailers at our properties face increasing competition from discount shopping centers, outlet malls, catalogues, discount shopping clubs and electronic commerce. With respect to many of our properties, there are similar properties within the same market area. The existence of competitive properties affects our ability to lease space and the level of rents we can obtain. Renovations and expansions at competing malls could negatively affect our properties. Increased competition could adversely affect our revenues.

WE ARE SUBJECT TO RISKS THAT AFFECT THE GENERAL RETAIL ENVIRONMENT.

        Our concentration in the retail shopping center real estate market means that we are subject to factors that affect the retail environment generally, including the level of consumer spending and the willingness of retailers to lease space in our shopping centers. These factors include changes in economic conditions, consumer confidence and terrorist activities.

WE MAY NOT BE ABLE TO RENEW LEASES AND RELET SPACE.

        We are subject to the risks that, upon expiration of leases for space in our properties, the premises may not be relet or the terms of reletting, including the cost of concessions to tenants, may be less favorable than current lease terms. If we are unable to relet all or a substantial portion of this space or if the rental rates upon such reletting are significantly lower than expected rates, our cash generated before debt repayments and capital expenditures and ability to make expected distributions to stockholders would be adversely affected.

WE DEPEND ON OUR ANCHOR TENANTS TO ATTRACT SHOPPERS.

        Regional malls are typically anchored by well-known department stores and other tenants who generate shopping traffic at the mall. The value of our properties would be adversely affected if tenants or anchors failed to meet their contractual obligations, sought concessions in order to continue operations or ceased their operations. If the sales of stores operating in our properties were to decline significantly due to economic conditions, closing of anchors or for other reasons, tenants may be unable to pay their minimum rents or expense recovery charges. In the event of default by a tenant or anchor, we may experience delays and costs in enforcing our rights as landlord.

WE HAVE LIMITED CONTROL WITH RESPECT TO CERTAIN PROPERTIES PARTIALLY OWNED OR MANAGED BY THIRD PARTIES.

        At September 30, 2002, we owned interests in 82 income-producing properties with other parties. Of those, 15 properties are included in our consolidated financial statements. We account for the other 67 properties under the equity method. Although we have operational control, as general partner or property manager, of 58 of the 67 properties, we do not have sole control over all major decisions, such as selling or refinancing the properties without the consent of the other owners. These limitations may adversely affect our ability to sell these properties at the most advantageous time for us.

REAL ESTATE INVESTMENTS ARE RELATIVELY ILLIQUID.

        Our real estate investment properties represent substantially all of our total consolidated assets. Real property investments are relatively illiquid. Our ability to vary our portfolio of properties in response to changes in economic and other conditions is limited. If we want to sell a property, there is no assurance that we will be able to dispose of it in the desired time period or that the sales price of a property will exceed our investment.

A LARGE NUMBER OF SECURITIES AVAILABLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR SECURITIES.

        At September 30, 2002, there were 63,746,013 outstanding units of limited partnership interests of the Operating Partnership that are exchangeable for our paired shares on a one-for-one basis. Although such exchanges would typically require the exchanging limited partner to recognize taxable gain on the exchange, the sale of substantial numbers of paired shares could adversely affect the prevailing market price for our securities. The existence of registration rights in favor of the limited partners and other parties could also adversely affect the terms upon which we can obtain additional capital in the equity markets in the future.

PROVISIONS IN OUR CHARTER AND BYLAWS COULD PREVENT A CHANGE OF CONTROL.

        Simon Property's charter contains a general restriction on the accumulation of shares in excess of 8% of the capital stock. The charter permits the Simons to own up to 18%. Ownership is determined by the lower of amount of outstanding shares, voting power or value controlled. Simon Property's Board of Directors may, by majority, vote, permit exceptions to those levels in circumstances where the board determines Simon Property's ability to qualify as a REIT will not be jeopardized. A majority of Simon Property's directors are required to be independent directors as defined by the charter. These restrictions on ownership may have the effect of delaying, deferring or preventing a transaction or a change in control that might otherwise might be in the best interest of our stockholders. Other provisions of Simon Property's charter and by-laws could have the effect of delaying or preventing a change of control even if some stockholders deem such a change to be in their best interests. These include provisions preventing holders of Simon Property's common stock from acting by written consent and requiring that up to six directors in the aggregate may be elected by holders of Simon Property Class B common stock and Simon Property Class C common stock.

FAILURE TO QUALIFY AS A REIT WOULD HAVE SERIOUS ADVERSE CONSEQUENCES ON OUR STOCKHOLDERS.

        Simon Property and Retail Property Trust, a subsidiary of the Operating Partnership organized as a Massachusetts business trust, have elected to be taxed as REITs. We believe that they are organized and operated so as to qualify as REITs under the Internal Revenue Code. We intend to continue to operate them in a manner to maintain their status as REITs, but we cannot assure you that we will succeed in this. Qualification as a REIT requires us to satisfy annual and quarterly tests under highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. For example, at least 95% of our gross income in any year must be derived from qualifying sources, and we must pay dividends to stockholders aggregating annually at least 90% of our REIT taxable income determined without regard to the dividends paid deduction and by excluding capital gains. These provisions and the applicable treasury regulations are more complicated in our case because we hold our assets in partnership form. Legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. If either of Simon Property or Retail Property Trust were to fail to qualify as a REIT in any taxable year, the nonqualifying entity would be subject to federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates and it would be disqualified from treatment as a REIT for four years.

YOU MAY NOT BE ABLE TO RECOVER FROM OUR FORMER AUDITORS FOR ANY CLAIMS YOU MAY HAVE RELATING TO OUR AUDITED FINANCIAL STATEMENTS.

        Arthur Andersen LLP audited the financial statements and schedule incorporated by reference in this prospectus. Arthur Andersen LLP has ceased offering public accounting services. Because of the circumstances currently affecting Arthur Andersen LLP, it is likely that such firm may not be able to satisfy any claims you may have arising from its provision of auditing services to us, including any claims that may arise out of Arthur Andersen LLP's audit of the financial statements that are incorporated by reference in this prospectus.

        On June 10, 2002, we filed a Current Report on Form 8-K announcing we had appointed Ernst & Young LLP to replace Arthur Andersen LLP as our independent auditors for the year ending December 31, 2002.

RECENT DEVELOPMENTS

        On December 5, 2002 we commenced a tender offer to acquire all of the outstanding shares of Taubman Centers, Inc. at a price of $18.00 per share in cash. The tender offer and withdrawal rights are scheduled to expire January 17, 2003, unless extended. Previously, we sent letters to the Board of Directors of Taubman Centers offering to acquire that company at $17.50 per share. The $18.00 per share price of the tender offer represents a premium of approximately 35% over the price of Taubman Centers shares when we made our first written proposal and is above the highest level that Taubman Centers shares have ever traded.

        We also filed suit in the United States District Court for the Eastern District of Michigan against Taubman Centers, its Board of Directors and a former director seeking declaratory and injunctive relief, including a declaration that the Board of Directors of Taubman Centers, Inc. is breaching its fiduciary duty by not considering the merits of our offer and the benefits to the public shareholders of Taubman Centers, Inc. The action also seeks an injunction restraining the Taubman family from voting its alleged blocking position to frustrate the tender offer. The blocking position is based primarily on the Taubman Centers Series B Preferred Shares that increased the Taubman family's purported voting power from less than 1% to just over 30% for nominal consideration of $38,400. The complaint alleges the Series B Preferred Shares were provided to the Taubman family in 1998 without shareholder approval as required by Michigan statutory law.

        We also filed preliminary proxy materials with the Securities and Exchange Commission for a potential meeting of shareholders of Taubman Centers that we expect to request under Michigan law. The purpose of the meeting would be to allow the shareholders of Taubman Centers to approve voting rights for shares that we anticipate acquiring in the tender offer.

        Complete terms and conditions of the tender offer are set forth in the Offer to Purchase which has been filed with the Securities and Exchange Commission.

DESCRIPTION OF CAPITAL STOCK

Authorized Stock

        The securities offered by this prospectus are shares of common stock of Simon Property, each of which is paired with a beneficial interest in 1/100th of a share of common stock of SPG Realty. The shares of SPG Realty common stock are held in trusts for the benefit of the holders of Simon Property common stock. Beneficial interests in SPG Realty common stock are not certificated and are not transferable separately, but only by and as part of a transfer of the Simon Property common stock with which they are paired.

        Simon Property has authority to issue 750,000,000 shares of capital stock, par value $0.0001 per share, consisting of the following:

  •
  400,000,000 shares of common stock,

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  12,000,000 shares of Class B common stock,

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  4,000 shares of Class C common stock,

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  100,000,000 shares of Preferred Stock, and

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  237,996,000 shares of Excess Common Stock.

Of the 100,000,000 authorized shares of Preferred Stock, the following have been designated:

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  209,249 shares of 6.50% Series A Convertible Preferred Stock,

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  5,000,000 shares of 6.50% Series B Convertible Preferred Stock,

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  209,249 shares of Series A Excess Preferred Stock,

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  5,000,000 shares of Series B Excess Preferred Stock.,

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  2,700,000 shares of Series C 7.00% Convertible Preferred Stock,

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  2,700,000 shares of Series D 8.00% Cumulative Redeemable Preferred Stock,

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  1,000,000 shares of 8.00% Series E Cumulative Redeemable Preferred Stock,

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  8,000,000 shares of 8 3/4% Series F Cumulative Redeemable Preferred Stock, and

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  3,000,000 shares of 7.89% Series G Cumulative Step-Up Premium Rate Preferred Stock.

As of September 30, 2002, there were no shares of Series C Preferred Stock or Series D Preferred Stock outstanding.

        SPG Realty has authority to issue 7,500,000 shares of common stock, par value $0.0001 per share.

Description of Common Stock

        Terms of Simon Property Common Stock.    The holders of shares of Simon Property common stock:

  •
  are entitled to one vote per share on all matters to be voted on by stockholders, other than the election of four directors who are elected exclusively by holders of Class B common stock, and the election of two directors who are elected exclusively by holders of Class C common stock;

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  are not entitled to cumulate their votes in the election of directors;

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  are entitled to receive dividends as may be declared from time to time by the Board of Directors of Simon Property, in its discretion, from legally available assets, subject to preferential rights of holders of Preferred Stock;

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  are not entitled to preemptive, subscription or conversion rights; and

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  are not subject to further calls or assessments by Simon Property.

        The shares of Simon Property common stock currently outstanding are, and the shares to be sold from time to time in one offering or a series of offerings pursuant to this prospectus will be, validly issued, fully paid and non-assessable. There are no redemption or sinking fund provisions applicable to the Simon Property common stock.

        Terms of Simon Property Class B Common Stock and Class C Common Stock.    As of September 30, 2002, Simon Property had 3,200,000 shares of Class B common stock outstanding and 4,000 shares of Class C common stock outstanding. Holders of Class B common stock and Class C common stock:

  •
  are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, other than the election of four directors who are elected exclusively by the holders of Class B common stock and the election of two directors who are elected exclusively by the holders of Class C common stock;

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  are not entitled to cumulative voting for the election of directors; and

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  are entitled to receive ratably such dividends as may be declared by the Board of Directors of Simon Property out of legally available funds, subject to preferential rights of holders of Preferred Stock;

        If Simon Property is liquidated, each outstanding share of Simon Property common stock, Class B common stock and Class C common stock, including shares of Excess Common Stock, if any, will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of Simon Property, subject to the right of the holders of Preferred Stock, including any Excess Preferred Stock into which shares such series has been converted, to receive preferential distributions.

        All outstanding shares of Class B common stock are held by the Simons. The holders of Class B common stock are entitled to elect four of the 13 directors of Simon Property. However, they will be entitled to elect only two directors of Simon Property if their portion of the aggregate equity interest of Simon Property, including Simon Property Common Stock, Class B common stock and units of limited partnership interests of the Operating Partnership considered on an as-converted basis decreases to less than 50% of the amount that they owned as of August 9, 1996.

        Shares of Class B common stock may be converted at the holder's option into an equal number of shares of Simon Property common stock. If the aggregate equity interest of the Simons in Simon Property on a fully diluted basis has been reduced to less than 5%, the outstanding shares of Class B common stock convert automatically into an equal number of shares of Simon Property Common Stock. Shares of Class B common stock also convert automatically into an equal number of shares of Simon Property Common Stock upon the sale or transfer thereof to a person not affiliated with the Simons. Holders of shares of Simon Property common stock and Class B common stock have no sinking fund rights, redemption rights or preemptive rights to subscribe for any securities of Simon Property.

        All outstanding shares of Class C common stock are held by the DeBartolos. Except with respect to the right to elect directors, as summarized below, each share of Class C common stock has the same rights and restrictions as a share of Class B common stock.

        The holders of Class C common stock are entitled to elect two of the 13 directors of Simon Property, one of whom must be an independent director as defined in Simon Property's charter. However, they will be entitled to elect only one director of Simon Property if their portion of the aggregate equity interest of Simon Property, including Simon Property Common Stock, Class B common stock and units of limited partnership interest in the Operating Partnership considered on an as-converted basis, decreases to less than 50% of the amount that they owned as of August 9, 1996. Shares of Class C common stock may be converted at the holder's option into an equal number of shares of Simon Property common stock. If the aggregate equity interest of the DeBartolos in Simon Property on a fully diluted basis is reduced to less than 5%, the outstanding shares of Class C common stock convert automatically into an equal number of shares of Simon Property common stock. Shares of Class C common stock also convert automatically into an equal number of shares of Simon Property common stock upon the sale or transfer thereof to a person not affiliated with the DeBartolos. Holders of shares of Class C common stock have no sinking fund rights, redemption rights or preemptive rights to subscribe for any securities of Simon Property.

        Under the Simon Property charter, so long as any shares of both Class B common stock and Class C common stock are outstanding, the number of members of the Simon Property Board of Directors shall be 13. The charter further provides that so long as any shares of Class B common stock, but no Class C common stock, are outstanding, or if any shares of Class C common stock, but no shares of Class B common stock, are outstanding, the number of members of the Simon Property Board of Directors shall be nine. Finally, the charter provides that if no shares of Class B common stock or Class C common stock are outstanding, the number of members of the Simon Property Board of Directors shall be fixed by the Simon Property Board of Directors from time to time. Under the charter, at least a majority of the directors shall be independent directors. The charter further provides that, subject to any separate rights of holders of Preferred Stock or as described below, any vacancies on the Simon Property Board of Directors resulting from death, disability, resignation, retirement, disqualification, removal from office, or other cause of a director shall be filled by a vote of the stockholders or a majority of the directors then in office provided that:

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  any vacancy relating to a director elected by the Class B common stock is to be filled by the holders of the Class B common stock; and

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  any vacancy relating to a director elected by the holders of Class C common stock is to be filled as provided in the charter.

        The charter provides that, subject to the right of holders of any class or series separately entitled to elect one or more directors, if any such right has been granted, directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

        Terms of SPG Realty Common Stock.    All of the outstanding stock of SPG Realty is owned by trusts for the benefit of Simon Property's stockholders, pursuant to trust agreements dated as of October 30, 1979 and August 26, 1994. The trust agreements provide that all cash dividends and other assets received by the trustee for the relevant trust, exclusive of shares of stock, warrants and rights to purchase shares of stock of SPG Realty, will be distributed currently by such trustee to the beneficiaries of the trust in proportion to the respective number of shares of Simon Property equity stock held by them. Each of the trust agreements provides that the beneficial interest of the shares of SPG Realty common stock held in trust are not transferable separately but only by and as part of a transfer of shares of Simon Property equity stock, and every sale or transfer of Simon Property equity stock shall include all or a proportionate part of such transferor's beneficial interest in the shares of stock of SPG Realty or in any other assets held in the trust. Each of the trust agreements provides that the Trusts shall terminate upon the earlier to occur of (i) the dissolution of Simon Property or (ii) upon notification to the trustee under the trust agreements of the vote to that effect, at a meeting or by proxy, of beneficiaries of the respective trust holding two-thirds of the outstanding shares of Simon Property equity stock.

        The trust agreement dated as of August 26, 1994 provides that shares held by the trustee thereunder will be transferred to the trustee under the trust agreement dated as of October 30, 1979 as Series A Preferred Stock and Series B Preferred Stock is converted into Simon Property Common Stock. Conversion of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock into Simon Property common stock would not materially affect the stockholder rights or ownership interests of the shares offered by this prospectus. Upon termination of any trust, the assets of such trust will be transferred and assigned to the beneficiaries of such trust.

        Under the SPG Realty charter, the number of members of the SPG Realty Board of Directors, which is currently 13, may be fixed by the SPG Realty Board of Directors in the future. The charter further provides that only directors of Simon Property may serve as directors of SPG Realty. Under the charter, at least a majority of the directors shall be independent directors. Any vacancies on the Board of Directors resulting from death, disability, resignation, retirement, disqualification, removal from office, or other cause shall be filled by a vote of the stockholders or a majority of the directors then in office. The charter provides that directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors.

        The trustee under each trust agreement is obligated under the trust agreement to which it is a party to vote the SPG Realty common stock held by it so that each member of the Board of Directors of SPG Realty is also a director of Simon Property.

        Transfer Agent.    Mellon Investor Services LLC is the transfer agent for the paired shares of Simon Property common stock and SPG Realty common stock.

IMPORTANT PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW

Partnership Agreements

        The limited partnership agreement of the Operating Partnership contains voting requirements that limit the possibility that Simon Property will be acquired or undergo a change in control, even if some of Simon Property's stockholders believe that a change would be in its and their best interests. Specifically, the partnership agreement provides that Simon Property must have the approval of the holders of a majority of the units of limited partnership interest held by limited partners in order to:

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  merge, consolidate or engage in any combination with another person other than a general partner of the Operating Partnership, or

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  sell all or substantially all of its assets.

        SPG Realty Consultants, L.P. is the majority owned partnership subsidiary of SPG Realty. Its limited partnership agreement also contains voting requirements that limit the possibility that SPG Realty will be acquired or undergo a change in control, even if some of the holders of beneficial interests in SPG Realty believe that a change would be in its and their best interests. Specifically, the partnership agreement provides that SPG Realty must have the approval of the holders of a majority of the units of limited partnership interest held by limited partners of SPG Realty Consultants, L.P. in order to:

  •
  merge, consolidate or engage in any combination with another person, or

  •
  sell all or substantially all of its assets.

Delaware Law and Certain Charter and By-law Provisions

        The charter and by-laws of Simon Property and certain provisions of the Delaware General Corporation Law may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt that a stockholder would consider in its best interest. This includes an attempt that might result in a premium over the market price for the shares held by stockholders. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. They are also expected to encourage persons seeking to acquire control of Simon Property to negotiate first with its Board of Directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging takeover proposals because, among other things, negotiation of takeover proposals might result in an improvement of their terms.

        Delaware Anti-Takeover Law.    Simon Property and SPG Realty are Delaware corporations. Both corporations are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years after the time at which the person became an interested stockholder unless:

  •
  prior to that time, the Board of Directors approved either the business combination or transaction in which the stockholder became an interested stockholder; or

  •
  upon becoming an interested stockholder, the stockholder owned at least 85% of the corporation's outstanding voting stock other than shares held by directors who are also officers and certain employee benefit plans; or

  •
  the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock at a meeting and not by written consent, excluding shares owned by the interested stockholder.

For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." "Interested stockholder" means a person who, together with its affiliates and associates, owns, or under certain circumstances has owned within the prior three years, more than 15% of the outstanding voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, neither Simon Property nor SPG Realty has made this election.

        Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. The by-laws of both Simon Property and SPG Realty establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of stockholders. This procedure provides that

  •
  the only persons who will be eligible for election as directors are persons who are nominated by or at the direction of the Board of Directors, or by a stockholder who has given timely written notice containing specified information to the Secretary prior to the meeting at which directors are to be elected, and

  •
  the only business that may be conducted at an annual meeting is business that has been brought before the meeting by or at the direction of the Chairman of the Board of Directors or by a stockholder who has given timely written notice to the Secretary of the stockholder's intention to bring the business before the meeting.

        In general, Simon Property or SPG Realty, as applicable, must receive written notice of stockholder nominations to be made or business to be brought at an annual meeting not less than 120 days prior to the first anniversary of the date of the proxy statement for the previous year's annual meeting, in order for the notice to be timely. The notice must contain information concerning the person or persons to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

        The purposes of requiring stockholders to give us advance notice of nominations and other business include the following:

  •
  to afford the applicable Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business;

  •
  to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about such qualifications or business; and

  •
  to provide a more orderly procedure for conducting meetings of stockholders.

        Our by-laws do not give our Boards of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action. However, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed. Our by-laws may also discourage or deter a third party from soliciting proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our stockholders.

        Director Action.    Our charters and by-laws and the Delaware General Corporation Law generally require that a majority of a quorum is necessary to approve any matter to come before the applicable Board of Directors. Certain matters, including sales of property, transactions with the Simons or the DeBartolos and certain affiliates and certain other matters, will also require approval of a majority of the independent directors on the applicable Board of Directors.

        Director Liability Limitation and Indemnification.    Our charters provide that no director of Simon Property or SPG Realty will be personally liable to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director. This will not, however, eliminate or limit the liability of a director for the following:

  •
  any breach of the director's duty of loyalty to the corporation and its stockholders;

  •
  acts or omissions not in good faith;

  •
  any transaction from which the director derived an improper personal benefit; or

  •
  any matter in respect of which the director would be liable under Section 174 of the Delaware General Corporation Law.

These provisions may discourage stockholders' actions against directors. Directors' personal liability for violating the federal securities laws is not limited or otherwise affected. In addition, these provisions do not affect the ability of stockholders to obtain injunctive or other equitable relief from the courts with respect to a transaction involving gross negligence on the part of a director.

        Our charters provide that we shall indemnify to the fullest extent permitted under and in accordance with Delaware law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that

  •
  he is or was a director or officer of Simon Property or SPG Realty, as applicable, or

  •
  is or was serving at the request of Simon Property or SPG Realty, as applicable, as a director, officer or trustee of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise.

With respect to such persons, we shall indemnify against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the following standards are met:

  •
  the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Simon Property or SPG Realty, as applicable, and,

  •
  with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        The Delaware General Corporation Law provides that indemnification is mandatory where a director or officer has been successful on the merits or otherwise in the defense of any proceeding covered by the indemnification statute.

        The Delaware General Corporation Law generally permits indemnification for expenses incurred in the defense or settlement of third-party actions or action by or in right of the corporation, and for judgments in third-party actions, provided the following determination is made:

  •
  the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, or

  •
  in a criminal proceeding, the person had no reason to believe his or her conduct to be unlawful.

        The determination must be made by directors who were not parties to the action, or if directed by such directors, by independent legal counsel or by a majority vote of a quorum of the stockholders. Without court approval, however, no indemnification may be made in respect of any action by or in right of the corporation in which such person is adjudged liable.

        Under Delaware law, the indemnification provided by statute shall not be deemed exclusive of any rights under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the liability of officers may not be eliminated or limited under Delaware law.

        The right of indemnification, including the right to receive payment in advance of expenses, conferred by our charters is not exclusive of any other rights to which any person seeking indemnification may otherwise be entitled.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

        The Simon Property charter contains certain restrictions on the number of shares of Simon Property capital stock that individual stockholders may own. Certain requirements must be met for Simon Property to maintain its status as a REIT, including the following:

  •
  not more than 50% in value of the outstanding capital stock of Simon Property may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of a taxable year other than the first year, and

  •
  the capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

In part because we currently believe it is essential for Simon Property to maintain its status as a REIT, the provisions of its charter with respect to Excess Stock contain restrictions on the acquisition of its capital stock intended to ensure compliance with these requirements.

        The Simon Property charter provides that, subject to certain specified exceptions, no stockholder may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than the ownership limit. The ownership limit is equal to 8%, or 18% in the case of the Simons, of any class of capital stock of Simon Property. The ownership limit is calculated based on the lower of outstanding shares, voting power or value. The Simon Property Board of Directors may exempt a person from the ownership limit if the Board of Directors receives a ruling from the Internal Revenue Service or an opinion of tax counsel that such ownership will not jeopardize Simon Property's status as a REIT.

        Anyone acquiring shares in excess of the ownership limit will lose control over the power to dispose of the shares, will not receive dividends declared and will not be able to vote the shares. In the event of a purported transfer or other event that would, if effective, result in the ownership of shares of stock in violation of the ownership limit, the transfer or other event will be deemed void with respect to that number of shares that would be owned by the transferee in excess of the ownership limit. The intended transferee of the excess shares will acquire no rights in those shares of stock. Those shares of stock will automatically be converted into shares of Excess Stock according to rules set forth in the Simon Property charter.

        Upon a purported transfer or other event that results in Excess Stock, the Excess Stock will be deemed to have been transferred to a trustee to be held in trust for the exclusive benefit of a qualifying charitable organization designated by Simon Property. The Excess Stock will be issued and outstanding stock of Simon Property, and it will be entitled to dividends equal to any dividends which are declared and paid on the stock from which it was converted. Any dividend or distribution paid prior to the discovery by Simon Property that stock has been converted into Excess Stock is to be repaid upon demand. The recipient of the dividend will be personally liable to the trust. Any dividend or distribution declared but unpaid will be rescinded as void with respect to the shares of stock and will automatically be deemed to have been declared and paid with respect to the shares of Excess Stock into which the shares were converted. The Excess Stock will also be entitled to the voting rights as are ascribed to the stock from which it was converted. Any voting rights exercised prior to discovery by Simon Property that shares of stock were converted to Excess Stock will be rescinded and recast as determined by the trustee.

        While Excess Stock is held in trust, an interest in that trust may be transferred by the purported transferee, or other purported holder with respect to the Excess Stock, only to a person whose ownership of the shares of stock would not violate the ownership limit. Upon such transfer, the Excess Stock will be automatically exchanged for the same number of shares of stock of the same type and class as the shares of stock for which the Excess Stock was originally exchanged.

        The Simon Property charter contains provisions that are designed to ensure that the purported transferee or other purported holder of the Excess Stock may not receive in return for such a transfer an amount that reflects any appreciation in the shares of stock for which the Excess Stock was exchanged during the period that the Excess Stock was outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid over to the trust. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any Excess Stock may be deemed, at the option of Simon Property, to have acted as an agent on behalf of the trust in acquiring or holding the Excess Stock and to hold the Excess Stock on behalf of the trust.

        The Simon Property charter further provides that Simon Property may purchase, for a period of 90 days during the time the Excess Stock is held by the trustee in trust, all or any portion of the Excess Stock from the original transferee-stockholder at the lesser of the following:

  •
  the price paid for the stock by the purported transferee, or if no notice of such purchase price is given, at a price to be determined by the Simon Property Board of Directors, in its sole discretion, but no lower than the lowest market price of such stock at any time prior to the date Simon Property exercises its purchase option, and

  •
  the closing market price for the stock on the date Simon Property exercises its option to purchase.

The 90-day period begins on the date of the violative transfer or other event if the original transferee-stockholder gives notice to Simon Property of the transfer or, if no notice is given, the date the Simon Property Board of Directors determines that a violative transfer or other event has occurred.

        The Simon Property charter further provides that in the event of a purported issuance or transfer that would, if effective, result in Simon Property being beneficially owned by fewer than 100 persons, such issuance or transfer would be deemed null and void, and the intended transferee would acquire no rights to the stock.

        All certificates representing shares of any class of stock of Simon Property bear a legend referring to the restrictions described above.

        All persons who own, directly or by virtue of the attribution rules of the Internal Revenue Code, more than 5%, or such other percentage as may be required by the Internal Revenue Code or regulations promulgated thereunder, of the outstanding stock must file an affidavit with Simon Property containing the information specified in the charter before January 30 of each year. In addition, each stockholder shall, upon demand, be required to disclose to Simon Property in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the charter or the Internal Revenue Code applicable to a REIT.

        The Excess Stock provision will not be removed automatically even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving Simon Property's status as a REIT, the ownership limit may have the effect of precluding an acquisition of control of Simon Property without the approval of its Board of Directors.

        Beneficial interests in SPG Realty common stock are not certificated and are not separately transferable from Simon Property securities.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of our investment policies, financing policies, conflicts of interest policies and policies with respect to certain other activities. Simon Property's Board of Directors may amend or rescind the policies from time to time at its discretion without a stockholder vote.

Investment Policies

        We conduct all of our investment activities, except for one property that Simon Property owns directly, through the Operating Partnership and will continue to do so for as long as the Operating Partnership exists. Our primary business objectives are to increase Funds From Operations per share and the value of our properties and operations. We intend to achieve these objectives by:

  •
  pursuing a leasing strategy that exploits the geographic diversity, market presence and unique nature of many of our properties;

  •
  continuing to improve the performance of our properties through management techniques such as using economies of our scale to help control operating costs and generating additional revenues through merchandising, marketing and promotional activities;

  •
  renovating and/or expanding our properties where appropriate;

  •
  developing new shopping centers when such development meets our economic criteria; and

  •
  acquiring additional shopping centers and the portfolios of other retail real estate companies that meet our investment criteria.

We cannot assure you, however, that we will achieve our business objectives.

        It is our policy to develop and acquire properties to generate both current income and long-term appreciation in value. We do not have a policy limiting the amount or percentage of assets that may be invested in any particular property or type of property or in any geographic area. We may purchase or lease properties for long-term investment, develop or redevelop our properties or sell our properties, in whole or in part, when circumstances warrant. We currently participate and may continue to participate with other entities in property ownership, through joint ventures or other types of co-ownership. These equity investments may be subject to existing mortgage financing and other indebtedness that have priority over our equity interest.

        While we emphasize equity real estate investments, we may, in our discretion, invest in mortgages and other real estate interests consistent with our qualification as a REIT. Mortgages in which we invest may or may not be insured by a governmental agency. We do not intend to invest to a significant extent in mortgages or deeds of trust. We may invest in participating or convertible mortgages, however, if we conclude that we may benefit from the cash flow or any appreciation in the value of the property.

        We may also invest in securities of other entities engaged in real estate activities or securities of other issuers. However, any such investments would be subject to the percentage ownership limitations and gross income tests necessary for REIT qualification under the Internal Revenue Code. The REIT limitations mean that we cannot make an investment that would cause our real estate assets to be less than 75% of our total assets. In addition, we must derive at least 75% of our gross income from "rents from real estate" and at least 95% must be derived from rents from real estate, interest, dividends and gains from the sales or disposition of stock or securities. These REIT limitations are described in greater detail later in this prospectus. See "Important Federal Income Tax Considerations—Taxation of Simon Property."

        Subject to these REIT limitations, we may invest in the securities of other issuers in connection with acquisitions of indirect interests in real estate. Such an investment would normally be in the form of general or limited partnership interests in special purpose partnerships that own one or more properties. We may in the future acquire all or substantially all of the securities or assets of other REITs, management companies or similar entities where such investments would be consistent with our investment policies. We do not intend to invest in securities of other issuers for the purpose of exercising control, other than the Operating Partnership and certain wholly-owned subsidiaries and to acquire interests in real estate. We do not intend that our investments in securities will require us to register as an "investment company" under the Investment Company Act of 1940, as amended. We intend to divest securities before any such registration would be required.

Financing Policies

        We do not maintain a policy of limiting our ratio of debt to total market capitalization. Certain agreements relating to the indebtedness of the Operating Partnership do, however, restrict the amount of indebtedness that we may incur. For example, the agreements relating to the Operating Partnership's lines of credit and the indentures for the Operating Partnership's debt securities contain convenants that restrict the total amount of debt of the Operating Partnership to 60% of adjusted total assets and secured debt to 55% of adjusted total assets. In addition, these agreements contain covenants requiring compliance with financial ratios. Furthermore, the amount of debt that we may incur is limited as a practical matter by our desire to maintain acceptable ratings for our securities and the debt securities of the Operating Partnership.

        To the extent that the Simon Property Board of Directors determines to seek additional capital, we may raise such capital through additional equity offerings, debt financing, retention of cash flows or a combination of these methods. Our ability to retain cash flows is subject to Internal Revenue Code provisions requiring REITs to distribute a certain percentage of taxable income. We must also take into account taxes that would be imposed on undistributed taxable income. If the Board of Directors determines to raise additional equity capital, it may, without stockholder approval, issue additional shares of common stock or other capital stock of Simon Property. The Board of Directors may issue a number of shares up to the amount of Simon Property's authorized capital in any manner and on such terms and for such consideration as it deems appropriate. This may include issuing stock in exchange for property. Such securities may be senior to the outstanding classes of Simon Property common stock. Such securities also may include additional classes of preferred stock which may be convertible into Simon Property common stock. Existing stockholders will have no preemptive right to purchase shares in any subsequent offering of our securities. Any such offering could cause a dilution of a stockholder's investment in us.

        We anticipate that any additional borrowings would be made through the Operating Partnership. We might, however, incur borrowings that would be reloaned to the Operating Partnership. Borrowings may be in the form of bank borrowings, publicly and privately placed debt instruments, or purchase money obligations to the sellers of properties. Any of such indebtedness may be unsecured or may be secured by any or all of the assets of Simon Property, SPG Realty, the Operating Partnership or any existing or new property-owning partnership. Any such indebtedness may also have full or limited recourse to all or any portion of the assets of any of the foregoing. Although we may borrow to fund the payment of dividends, we currently have no intention or expectation that we will do so.

        We may seek to obtain unsecured or secured lines of credit. We also may determine to issue debt securities. Any such debt securities may be convertible into capital stock or be accompanied by warrants to purchase capital stock. We also may sell or securitize our lease receivables. The proceeds from any borrowings may be used for the following:

  •
  financing acquisitions;

  •
  developing or redeveloping properties;

  •
  refinancing existing indebtedness;

  •
  working capital or capital improvements; or

  •
  meeting the income distribution requirements applicable to REITs if we have income without the receipt of cash sufficient to enable us to meet such distribution requirements.

        We also may determine to finance acquisitions through the following:

  •
  exchange of properties;

  •
  issuance of additional units of limited partnership interest in the Operating Partnership;

  •
  issuance of shares of common stock;

  •
  issuance of shares of preferred stock; or

  •
  issuance of other securities.

        The ability to offer units of limited partnership interest to transferors may result in beneficial tax treatment for the transferors. This is because the exchange of units for properties may defer the recognition of gain for tax purposes by the transferor. It may also be an advantage for us since certain investors may be limited in the number of shares of our capital stock that they may purchase.

        To the extent that the Simon Property Board of Directors determines to obtain additional debt financing, we intend to do so generally through mortgages on properties and drawings against revolving lines of credit in a manner consistent with our debt capitalization policy. We may do this directly or through an entity owned or controlled by us. The mortgages may be recourse, non-recourse or cross-collateralized. We do not have a policy limiting the number or amount of mortgages that may be placed on any particular property. Mortgage financing instruments, however, usually limit additional indebtedness on such properties.

        We only invest in or form special purpose entities to obtain permanent financing for properties on attractive terms. Permanent financing for properties is typically structured as a mortgage loan on one or a group of properties in favor of an institutional third party or as a joint venture with a third party or as a securitized financing. For securitized financings, we are required to create special purpose entities to own the properties. These special purpose entities are structured so that they would not be consolidated with us in the event we would ever become subject to a bankruptcy proceeding. We decide upon the structure of the financing based upon the best terms then available to us and whether the proposed financing is consistent with other business objectives. For accounting purposes, we include the outstanding securitized debt of special purpose entities owning consolidated properties as part of our consolidated indebtedness.

Conflicts of Interest Policies

        We maintain policies and have entered into agreements designed to reduce or eliminate potential conflicts of interest. At least a majority of the members of Simon Property's Board of Directors must be independent directors. Any transaction between Simon Property and the Simons or the DeBartolos, including property acquisitions, service and property management agreements and retail space leases, must be approved by a majority of Simon Property's independent directors. M.S. Management Associates, Inc. has agreed with Simon Property that if in the future applicable tax law and regulations permit Simon Property to conduct any or all of the activities that it now conducts, it will not compete with Simon Property with respect to new or renewal business of this nature.

        The sale by the Operating Partnership of any property that it owns may have an adverse tax impact on the Simons or the DeBartolos and the other limited partners of the Operating Partnership. Therefore, any such sale may involve conflicts of interest that could have an adverse impact on the stockholders of Simon Property. A majority of the members of Simon Property's Board of Directors, including at least six independent directors, may authorize and require the Operating Partnership to sell any property it owns in accordance with the terms of the Operating Partnership agreement. Any such sale is subject to applicable agreements with third parties. Noncompetition agreements executed by each of Melvin Simon, Herbert Simon and David Simon contain covenants limiting the ability of the Simons to participate in certain shopping center activities in North America.

Policies With Respect To Certain Other Activities

        We do not intend to make investments other than as previously described. We intend to make investments in such a manner as to be consistent with the REIT requirements of the Internal Revenue Code, unless the Simon Property Board of Directors determines that it is no longer in our best interests to qualify as a REIT. The Board of Directors may make such a determination because of changing circumstances or changes in the REIT requirements. We have authority to offer shares of our capital stock or other securities in exchange for property. We also have authority to repurchase or otherwise reacquire our shares or any other securities. We may engage in such activities in the future. We may in the future issue shares of our common stock to holders of units of limited partnership interest in the Operating Partnership upon exercise of such holders' rights under the Operating Partnership agreement. We have not made loans to other entities or persons, including our officers and directors, other than to M.S. Management Associates, Inc. and to officers to pay taxes on the vesting of restricted stock. However, it is now our policy to not make any loans to our directors and executive officers for any purpose and all loans previously made to current executive officers have been repaid in full. We may in the future make loans to M.S. Management Associates, Inc. and to joint ventures in which we participate. We do not intend to engage in the following:

  •
  trading, underwriting or agency distribution or sale of securities of other issuers; or

  •
  the active trade of loans and investments.

Certain Activities

        During the past three years, we have:

  •
  issued 2,060,281 shares of Simon Property common stock upon the conversion of Simon Property Series A and B preferred stock;

  •
  issued 21,052 shares of Simon Property common stock in lieu of preferred dividends on Simon Property Series A preferred stock;

  •
  issued 1,132,439 shares of Simon Property common stock upon the conversion of units of limited partnership interest in the Operating Partnership;

  •
  issued 849,086 restricted shares of Simon Property common stock, net of forfeitures, under The Simon Property Group 1998 Stock Incentive Plan;

  •
  issued 1,095,772 shares of Simon Property common stock upon exercise of stock options under The Simon Property Group 1998 Stock Incentive Plan;

  •
  borrowed a maximum of $863.0 million under our $1.25 billion unsecured revolving credit facility; the amount borrowed as of September 30, 2002 was $308.0 million;

  •
  as a co-borrower with the Operating Partnership, borrowed a maximum of $1.4 billion under a $1.4 billion medium term unsecured bridge loan taken out in connection with our merger in 1998 with Corporate Property Investors, Inc.; the outstanding balance of this loan was paid off on August 6, 2001;

  •
  as a co-borrower with the Operating Partnership, borrowed a maximum of $600 million under a $600 million 12-month acquisition credit facility taken out in connection with the acquisition of the properties of Rodamco North America N.V.; the outstanding balance of this acquisition credit facility was paid off during the third quarter of 2002;

  •
  not made loans to other entities or persons, including our officers and directors, other than to M.S. Management Associates, Inc. and certain officers to pay income taxes due upon the vesting of restricted stock;

  •
  not invested in the securities of other issuers for the purpose of exercising control, other than the Operating Partnership and certain wholly-owned subsidiaries and to acquire interests in real estate;

  •
  not underwritten securities of other issuers;

  •
  not engaged in the purchase and sale or turnover of investments, except for the sale of 1,408,450 shares of Chelsea GCA Realty, Inc. common stock, a publicly-traded REIT, for $50.0 million, which shares were acquired prior to our merger with Corporate Property Investors, Inc.;

  •
  repurchased directly or through subsidiaries 1,787,600 shares of Simon Property common stock for cash; and

  •
  provided annual reports containing financial statements certified by independent public accountants and quarterly reports containing unaudited financial statements to our security holders.

IMPORTANT FEDERAL INCOME TAX CONSIDERATIONS

        The following summary of important federal income tax considerations associated with an investment in the securities we are registering is based on current law, is for general information only and is not tax advice. The tax treatment will vary depending on a holder's particular situation, and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder in light of his or her personal investments or tax circumstances, or to certain types of stockholders subject to special treatment under the federal income tax laws, except to the extent discussed under the headings "—Taxation of Tax-Exempt U.S. Stockholders" and "—Special Tax Considerations for Foreign Stockholders." Stockholders subject to special treatment include, without limitation:

  •
  insurance companies;

  •
  financial institutions or broker-dealers;

  •
  tax-exempt organizations;

  •
  stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction, or as a position in a straddle for tax purposes;

  •
  foreign corporations or partnerships; and

  •
  persons who are not citizens or residents of the United States.

        In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of our common stock.

        We have received an opinion from our counsel, Baker & Daniels, that Simon Property has been organized and operated in a manner so as to qualify as a REIT and that our proposed method of operation as described in this prospectus will enable Simon Property to remain qualified as a REIT. Baker & Daniels' opinion and the information in this section are based on:

  •
  the Internal Revenue Code,

  •
  current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code,

  •
  the legislative history of the Internal Revenue Code,

  •
  current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as expressed in certain private letter rulings which are not binding on the Internal Revenue Service except with respect to the particular taxpayers who requested and received such rulings, and

  •
  court decisions,

all as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect, perhaps retroactively, the tax considerations described herein. The statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that Baker & Daniels' opinion and these statements will not be challenged by the Internal Revenue Service or sustained by a court if challenged by the Internal Revenue Service.

  YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF BUYING, OWNING OR SELLING OUR SECURITIES.

Taxation of Simon Property

        General.    Simon Property has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. We believe Simon Property has been organized and operated in a manner which allows it to qualify for taxation as a REIT under the Internal Revenue Code. Simon Property intends to continue to operate in this manner. However, Simon Property's qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code. Accordingly, there is no assurance that Simon Property has operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See "—Failure to Qualify."

        The sections of the Internal Revenue Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code.

        If Simon Property qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation," once at the corporate level when earned and once again at the stockholder level when distributed, that generally results from investment in a corporation. However, Simon Property will be subject to federal income tax as follows:

  •
  Simon Property will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

  •
  Simon Property may be subject to the "alternative minimum tax" on its items of tax preference under certain circumstances.

  •
  If Simon Property has (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, Simon Property will be subject to tax at the highest corporate rate on this income. Foreclosure property is defined generally as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

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  Simon Property will be subject to a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

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  If Simon Property fails to satisfy the 75% gross income test or the 95% gross income test but has maintained its qualification as a REIT because it satisfied certain other requirements, Simon Property will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) the amount by which it fails the 75% gross income test, discussed below and (ii) the excess of 90% of the gross income of Simon Property over the amount of such income attributable to sources which qualify under the 95% income test discussed below (b) multiplied by a fraction intended to reflect its profitability.

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  Simon Property will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed, or deemed distributed, during each calendar year. The required distribution for a calendar year equals the sum of (i) 85% of its REIT ordinary income for the year, (ii) 95% of its REIT capital gain net income for the year, and (iii) any undistributed taxable income from prior periods.

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  If Simon Property acquires any asset from a corporation which is or has been a C corporation, i.e., generally a corporation subject to full corporate-level tax, in a transaction such as a merger or other reorganization in which the basis of the acquired asset in its hands is determined by reference to the basis of the asset in the hands of the C corporation, then the acquired asset will be treated as a built-in gain asset. If Simon Property subsequently recognizes gain on the disposition of the built-in gain asset during the ten-year period beginning on the date on which Simon Property acquired the asset, then Simon Property will be subject to tax at the highest regular corporate tax rate on this gain to the extent of the built-in gain. The built-in gain is equal to the excess of (a) the fair market value of the asset over (b) Simon Property's adjusted basis in the asset, in each case determined as of the beginning of the ten-year period. The results described in this paragraph with respect to the recognition of built-in gain assume that the C Corporation from which the built-in gain asset was acquired will not make an election pursuant to section 1.337(d)-7T(c)(5) of the Treasury Regulations. An election pursuant to section 1.337(d)-7T(c)(5) of the Treasury Regulations would cause the C corporation to recognize gain as if it had sold the property acquired by Simon Property to an unrelated party at fair market value. The property acquired by Simon Property would not be treated as a built-in gain asset and Simon Property would not be subject to a corporate level tax if it sold the property within ten years.

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  Simon Property could be subject to a 100% tax attributable to certain non-arm's length transactions with any of its taxable REIT subsidiaries or with tenants that receive services from such taxable REIT subsidiaries.

        Requirements for Qualification as a REIT.    The Internal Revenue Code defines a REIT as a corporation, trust or association that:

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  is managed by one or more trustees or directors;

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  issues transferable shares or transferable certificates to evidence its beneficial ownership;

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  would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

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  is not a financial institution or an insurance company within the meaning of certain provisions of the Internal Revenue Code;

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  is beneficially owned by 100 or more persons;

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  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of each taxable year; and

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  meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Internal Revenue Code provides that the first four conditions must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the sixth condition, pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception with respect to pension funds.

        We believe that Simon Property has satisfied each of the above conditions. In addition, Simon Property's charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist Simon Property in continuing to satisfy the share ownership requirements described above. These ownership and transfer restrictions are described in "Restrictions on Ownership and Transfer." These restrictions, however, may not ensure that Simon Property will, in all cases, be able to satisfy the share ownership requirements. If Simon Property fails to satisfy these share ownership requirements, its status as a REIT will terminate. However, if Simon Property complies with the rules contained in applicable Treasury Regulations that require Simon Property to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that Simon Property failed to meet the requirement described in the sixth condition, Simon Property will be treated as having met this requirement.

        In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Simon Property has and will continue to have a calendar taxable year.

        Ownership of Interests in Partnerships and Qualified REIT Subsidiaries.    In the case of a REIT which is a partner in a partnership, the Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, the REIT will be deemed to be entitled to the income of the partnership attributable to its proportionate share of such assets. The character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the gross asset tests. Thus, Simon Property's proportionate share of the assets and items of income of the Operating Partnership, including the Operating Partnership's share of these items of any partnership in which it owns an interest, are treated as Simon Property's assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below. We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in "—Tax Aspects of the Operating Partnership and the Joint Ventures." Simon Property has direct control of the Operating Partnership and will continue to operate it consistent with the requirements for Simon Property's qualification as a REIT. However, the Operating Partnership has non-managing ownership interests in certain joint ventures. If a joint venture takes or expects to take actions which could jeopardize Simon Property's status as a REIT or subject Simon Property to tax, we may be forced to dispose of our interest in such joint venture. In addition, it is possible that a joint venture could take an action which could cause Simon Property to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the joint venture or take other corrective action on a timely basis. In such a case, Simon Property could fail to qualify as a REIT.

        Simon Property owns 100% of the stock of several subsidiaries that are qualified REIT subsidiaries and may acquire stock of one or more new subsidiaries. A corporation will qualify as a qualified REIT subsidiary if 100% of its stock is held by Simon Property and Simon Property does not elect to treat the subsidiary as a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as assets, liabilities and such items, as the case may be, of Simon Property for all purposes of the Internal Revenue Code, including the REIT qualification tests. For this reason, references under "Certain Federal Income Tax Considerations" to Simon Property's income and assets include the income and assets of each qualified REIT subsidiary. A qualified REIT subsidiary will not be subject to federal income tax, and our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the value or total voting power of such issuer or more than 5% of the value of our total assets, as described below under "—Asset Tests."

        Ownership of Interests in Taxable REIT Subsidiaries.    The Internal Revenue Code provides that for taxable years beginning after December 31, 2000, REITs may own more than ten percent of the voting power and value of securities in taxable REIT subsidiaries. A corporation is treated as a taxable REIT subsidiary if a REIT owns stock in the corporation and the REIT and the corporation jointly elect such treatment. In the event such an election is made, any corporation of which the taxable REIT subsidiary owns 35% of the total voting power or value of the outstanding securities is also treated as a taxable REIT subsidiary.

        Although the activities and income of taxable REIT subsidiaries are subject to tax, taxable REIT subsidiaries are permitted to engage in activities that the REIT could not engage in itself. Additionally, under certain limited conditions, a REIT may receive income from a taxable REIT subsidiary that would be treated as rent. See the discussion under "—Income Tests" below. As discussed more fully under "—Asset Tests" below, not more than 20% of the fair market value of a REIT's assets can be composed of securities of taxable REIT subsidiaries and stock of a taxable REIT subsidiary is not a qualified asset for purposes of the 75% asset test.

        The amount of interest on related party debt a taxable REIT subsidiary may deduct is limited. Further, a 100% excise tax applies to any interest payments by a taxable REIT subsidiary to its affiliated REIT to the extent the interest rate is set above a commercially reasonable level. A taxable REIT subsidiary is permitted to deduct interest payments to unrelated parties without any such restrictions.

        The Internal Revenue Code allows the Internal Revenue Service to reallocate costs between a REIT and its taxable REIT subsidiary. Any deductible expenses allocated away from a taxable REIT subsidiary would increase its tax liability, and the amount of such increase would be subject to interest charges. Further, any amount by which a REIT understates its deductions and overstates those of its taxable REIT subsidiary will, subject to certain exceptions, be subject to a 100% excise tax.

        Affiliated REIT.    Simon Property owns, indirectly through the Operating Partnership, more than 99% of the outstanding stock of Retail Property Trust, a Massachusetts business trust that has elected to be taxed as a REIT. Retail Property Trust must meet the tests discussed above with respect to Simon Property. Retail Property Trust may be subject to tax on certain of its income as discussed above. See, "—Taxation of Simon Property—General." The failure of Retail Property Trust to qualify as a REIT would cause Simon Property to fail to qualify as a REIT because it would own more than 10% of the voting securities and value of an issuer that was not a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary. We believe that Retail Property Trust has been organized and operated in a manner that will permit it to qualify as a REIT.

        Income Tests.    Simon Property must satisfy two gross income requirements annually to maintain qualification as a REIT. First, in each taxable year Simon Property must derive directly or indirectly at least 75% of its gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including "rents from real property," dividends from other REITs, but not taxable REIT subsidiaries, and, in certain circumstances, interest, or from certain types of temporary investments. Second, each taxable year Simon Property must derive at least 95% of its gross income, excluding gross income from prohibited transactions, from these real property investments, dividends, including dividends from taxable REIT subsidiaries, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

        Rents Simon Property receives will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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  the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales;

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  except for rents received from a taxable REIT subsidiary as discussed below, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns, in the case of a corporate tenant, 10% or more of the stock by vote or value of such tenant, and, in the case of any other tenant, 10% or more of the profits or capital of such tenant;

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  if such rent is received from a taxable REIT subsidiary with respect to any property, no more than 10% of the leased space at the property may be leased to taxable REIT subsidiaries and related party tenants and rents received from such property must be substantially comparable to rents paid by other tenants, except related party tenants, of the REIT's property for comparable space;

  •
  if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as "rents from real property;" and

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  for rents received to qualify as "rents from real property," the REIT generally must not furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom the REIT derives no revenue or through a taxable REIT subsidiary. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.

        Simon Property does not and will not, and as the general partner of the Operating Partnership, will not permit the Operating Partnership to:

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  charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a percentage of receipts or sales, as described above;

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  lease any property to a related party tenant unless we determine that the income from such lease would not jeopardize Simon Property's status as a REIT;

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  lease any property to a taxable REIT subsidiary, unless we determine not more than 10% of the leased space at such property is leased to related party tenants and Simon Property's taxable REIT subsidiaries and the rents received from such lease are substantially comparable to those received from other tenants, except rent from related party tenants, of Simon Property for comparable space;

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  derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

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  perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom we derive no revenue or through a taxable REIT subsidiary, unless we determine that the income from such services would not jeopardize Simon Property's status as a REIT.

        Although members of the Simon family may own up to a 25% interest in our tenants, the Simon family does not currently own a sufficient interest to cause any of our tenants to become a related party tenant with the exception of one small tenant in Circle Center Mall in Indianapolis, Indiana. Income from a related party tenant does not qualify in satisfying our 75% income test or our 95% income test. As previously indicated, we will not lease property to any related party tenant unless we determine that the income from such tenant would not jeopardize Simon Property's status as a REIT.

        Although the Operating Partnership and other affiliates of Simon Property will perform all development, construction and leasing services for, and will operate and manage, wholly-owned properties directly without using an "independent contractor," we believe that, in almost all instances, the only services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only. To the extent any noncustomary services are provided, such services shall generally, but not necessarily in all cases, be performed by a taxable REIT subsidiary. In any event, Simon Property intends that the amounts received by Simon Property for noncustomary services that may constitute "impermissible tenant service income" from any one property will not exceed 1% of the total amount collected from such property during the taxable year.

        A REIT is subject to a 100% excise tax on any rents it receives from tenants receiving services from the REIT's taxable REIT subsidiary to the extent such rents are above the amount that would be charged to tenants not receiving such services, unless:

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  the taxable REIT subsidiary provides a substantial amount of services to third parties at the same prices offered to tenants of the REIT;

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  rents for comparable leased space at the REIT's property received from tenants not receiving such services and leasing at least 25% of the REIT's net leasable space are comparable to rents charged to tenants who receive services from the taxable REIT subsidiary and charges for such services are separately stated; or

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  income from the taxable REIT subsidiary providing services to the REIT's tenants is at least 150% of the direct costs of providing the services.

        If Simon Property fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Internal Revenue Code. Generally, Simon Property may avail itself of the relief provisions if:

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  the failure to meet these tests was due to reasonable cause and not due to willful neglect;

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  Simon Property attaches a schedule of the sources of its income to its federal income tax return; and

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  any incorrect information on the schedule was not due to fraud with intent to evade tax.

        It is not possible, however, to state whether in all circumstances Simon Property would be entitled to the benefit of these relief provisions. If these relief provisions do not apply to a particular set of circumstances, Simon Property will not qualify as a REIT. As discussed above in "—Taxation of Simon Property—General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our excess net income. Simon Property may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of its income.

        Asset Tests.    At the close of each quarter of Simon Property's taxable year, Simon Property also must satisfy three tests relating to the nature and diversification of its assets. First, at least 75% of the value of its total assets must be represented by real estate assets, including stock of other REITs, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a long-term (at least five years) public debt offering, but only for the one-year period beginning on the date Simon Property receives such proceeds. Second, not more than 25% of Simon Property's total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, except with respect to taxable REIT subsidiaries and qualified REIT subsidiaries, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of Simon Property's total assets, Simon Property may not own more than 10% of any one issuer's outstanding voting securities and Simon Property may not own more than 10% of the total value of any one issuer's outstanding securities other than certain securities qualifying as "straight debt".

        Substantially all of the nonvoting stock and 5% of the voting stock of M.S. Management Associates, Inc. is owned by the Operating Partnership or its subsidiaries. Simon Property and M.S. Management Associates, Inc. elected to have M.S. Management Associates, Inc. and the subsidiaries in which it owns more than 35% of the value or voting power treated as taxable REIT subsidiaries. The value of the securities of M.S. Management Associates, Inc., including the value of its subsidiaries and the value of Simon Property's other taxable REIT subsidiaries, does not exceed 20% of the value of the total assets of Simon Property.

        After initially meeting the asset tests at the close of any quarter, Simon Property will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If Simon Property fails to satisfy the asset tests because it acquires securities or other property during a quarter, including an increase in Simon Property's interests in assets held, directly or indirectly, by the Operating Partnership, Simon Property can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe we have maintained and will continue to maintain adequate records of the value of Simon Property's assets to ensure compliance with the asset tests and to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, Simon Property would cease to qualify as a REIT.

        Annual Distribution Requirements.    To maintain qualification as a REIT, Simon Property is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the difference between (1) the sum of 90% of its "REIT taxable income," computed without regard to the dividends paid deduction and net capital gain, and 90% of its after tax net income, if any, from foreclosure property, and (2) the amount of certain items of noncash income, i.e., income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable in excess of 5% of "REIT taxable income." In addition, if Simon Property is allocated any built-in gain as a result of the disposition during the restriction period of any asset subject to the built-in gain rules, then Simon Property will be required to distribute at least 90% of such built-in gain less the amount of tax incurred by Simon Property as a result of such gain.

        These distributions must be paid in the taxable year to which they relate by the end of January of the following year if declared and payable to stockholders of record in the last three months of the year, or in the following taxable year if they are declared before Simon Property timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. The amount distributed must not be preferential. This means that every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. We believe Simon Property has made and will continue to make timely distributions sufficient to satisfy these annual distribution requirements.

        We expect that Simon Property's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that Simon Property will generally have sufficient cash or liquid assets to satisfy the distribution requirements described above. However, from time to time, Simon Property may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at its taxable income. If these timing differences occur, in order to meet the distribution requirements, Simon Property may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends. To the extent Simon Property satisfies the distribution requirements but distributes less than 100% of the net capital gain or 100% of its REIT taxable income, Simon Property will be subject to tax on such income at regular corporate rates.

        Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in Simon Property's deduction for dividends paid for the earlier year. Thus, Simon Property may be able to avoid being taxed on amounts distributed as deficiency dividends. However, Simon Property will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

        Furthermore, Simon Property would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of Simon Property's REIT ordinary income for such year, 95% of its REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

        Property Transfers.    Any gain realized by Simon Property on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including Simon Property's share of any such gain realized by the Operating Partnership, either directly or through its subsidiary partnerships, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect Simon Property's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with the Operating Partnership's investment objectives. However, the Internal Revenue Service may successfully contend that some or all of the sales made by the Operating Partnership or its subsidiaries are prohibited transactions. We would be subject to the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Failure to Qualify

        If Simon Property fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Simon Property will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Simon Property fails to qualify will not be deductible by Simon Property and Simon Property will not be required to distribute any amounts to its stockholders. As a result, Simon Property's failure to qualify as a REIT would reduce the cash available for distribution to Simon Property stockholders.

In addition, if Simon Property fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income to the extent of Simon Property's current and accumulated earnings and profits, and subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Simon Property will also be disqualified from taxation as a REIT for the four taxable years following the year during which it lost its qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Operating Partnership and the Joint Ventures

        General.    Substantially all of our income-producing properties are held directly or indirectly through the Operating Partnership. In addition, the Operating Partnership holds certain of its investments indirectly through joint ventures. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. Simon Property includes in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of Simon Property's REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by the Operating Partnership and joint ventures. See "—Taxation of Simon Property."

        Entity Classification.    Simon Property's interests in the Operating Partnership and the subsidiary partnerships, including joint ventures, involve special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of the Operating Partnership or a subsidiary partnership as a partnership as opposed to an association taxable as a corporation for federal income tax purposes. If the Operating Partnership or a subsidiary partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of Simon Property's assets and items of gross income would change and preclude Simon Property from satisfying the asset tests and possibly the income tests. See "—Taxation of Simon Property—Asset Tests" and "—Income Tests". This, in turn, would prevent Simon Property from qualifying as a REIT. See "—Failure to Qualify" for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in the Operating Partnership's or a partnership's status for tax purposes might be treated as a taxable event. If so, Simon Property might incur a tax liability without any related cash distributions.

        Treasury Regulations that apply for tax periods beginning on or after January 1, 1997 provide that a domestic business entity not otherwise classified as a corporation and which has at least two members will be taxed as a partnership for federal income tax purposes unless it elects to be treated as a corporation or it was in existence prior to January 1, 1997, and it reported its income as a corporation under the entity classification Treasury Regulations in effect prior to this date. In addition, such an entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The Operating Partnership and each of the subsidiary partnerships have claimed classification as a partnership under the final Treasury Regulations, and, as a result, we believe such partnerships will be classified as partnerships for federal income tax purposes.

        The Treasury Regulations also provide that certain specified foreign entities are taxed as corporations. Foreign entities with two or more members are taxed as partnerships if (a) at least one of the members has unlimited liability for the liabilities of the entity or (b) the entity elects to be taxed as a partnership. Each foreign entity in which Simon Property is treated as an owner for tax purposes has elected to be taxed as a partnership or as a taxable REIT subsidiary.

        Allocations of Operating Partnership Income, Gain, Loss and Deduction.    A partnership is not a taxable entity for federal income tax purposes. Rather, a partner is required to take into account its allocable share of a partnership's income, gains, losses, deductions and credits for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any distributions from the partnership. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Internal Revenue Code if they do not comply with the provisions of section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder as to substantial economic effect.

        If an allocation is not recognized for federal income tax purposes because it does not have substantial economic effect, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of the Operating Partnership and subsidiary partnerships are intended to comply with the requirements of section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Taxation of Taxable U.S. Stockholders

        As used below, the term "U.S. stockholder" means a holder of shares of common stock who, for United States federal income tax purposes, is:

  •
  a citizen or resident of the United States;

  •
  a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

        Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. stockholders.

        Distributions Generally.    As long as Simon Property qualifies as a REIT, distributions out of its current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to its taxable U.S. stockholders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, Simon Property's earnings and profits will be allocated first to the outstanding preferred stock and then to the common stock.

        To the extent that Simon Property makes distributions in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted basis, but not below zero, which each U.S. stockholder has in his shares of stock for tax purposes by the amount of the distribution in excess of current and accumulated earnings and profits. Such distributions in excess of a U.S. stockholder's adjusted basis in his shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends declared in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by Simon Property and received by the stockholder on December 31 of that year, provided Simon Property actually pays the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of Simon Property's net operating losses or capital losses.

        Capital Gain Dividends.    Dividends to U.S. stockholders that are properly designated by Simon Property as capital gain dividends will be treated as long-term capital gain to the extent they do not exceed Simon Property's actual net capital gain for the taxable year without regard to the period for which the stockholder has held his stock. Dividends designated as capital gains will be taxed to individuals at a 20% or 25% rate depending on the tax characteristics of the assets which produced such gain. Corporate stockholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

        Simon Property may elect to retain and pay income tax on some or all of its undistributed net capital gains, in which case Simon Property's stockholders will include such retained amount in their income. In that event, the stockholders would be entitled to a tax credit or refund in the amount of the tax paid by Simon Property on the undistributed gain allocated to the stockholders, and the stockholders would be entitled to increase their tax basis by the amount of undistributed capital gains allocated to such stockholders reduced by the amount of the credit.

        Passive Activity Losses and Investment Interest Limitations.    Dividends that Simon Property pays and gain arising from the sale or exchange by a U.S. stockholder of shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any "passive losses" against this income or gain. Dividends, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of shares, however, will not be treated as investment income except to the extent the stockholder elects to reduce the amount of his net capital gain eligible for the capital gains rate.

Dispositions of Paired Shares

        A U.S. stockholder will recognize gain or loss on the sale or exchange of paired shares to the extent of the difference between the amount realized on such sale or exchange and the holders' adjusted tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such shares for more than one year. Individual taxpayers are generally subject to a maximum tax rate of 20% on long-term capital gain from the sale of securities, but shareholders subject to the alternative minimum tax may be taxed at a rate of 28% on some or all of their long-term capital gain. Losses incurred on the sale or exchange of shares of common stock held for six months or less, after applying certain holding period rules, however, will generally be deemed long-term capital loss to the extent of any long-term capital gain dividends received by the U.S. stockholder and undistributed capital gains allocated to such U.S. stockholder with respect to such shares.

Taxation of Tax-Exempt U.S. Stockholders

        The Internal Revenue Service has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income when received by a tax-exempt pension trust and certain other tax-exempt entities. Based on that ruling, provided that a tax-exempt stockholder, except certain tax-exempt stockholders described below, has not held its shares as "debt financed property" within the meaning of the Internal Revenue Code and the shares are not otherwise used in an unrelated trade or business, dividend income from us will not be unrelated business taxable income to a tax-exempt stockholder. Generally, "debt financed property" means shares of common stock, the acquisition of which was financed through a borrowing by the tax-exempt stockholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless a tax-exempt stockholder has held its shares as "debt financed property" within the meaning of the Internal Revenue Code or has used the shares in its unrelated trade or business.

        For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Internal Revenue Code Section 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in Simon Property's shares will constitute unrelated business taxable income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset its dividend income. These prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as unrelated business taxable income as to certain types of trusts which hold more than 10% (by value) of the interests in the REIT. A REIT will not be a "pension held REIT" if it is not "predominantly held" by tax-exempt pension trusts. We do not anticipate that Simon Property will be predominantly held by tax-exempt pension trusts within the meaning of the Internal Revenue Code and accordingly, believe that dividends paid by Simon Property to tax-exempt pension trusts should not be treated as unrelated business taxable income.

Special Tax Considerations For Foreign Stockholders

        The rules governing United States federal income taxation of non-U.S. stockholders, including non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates, are complex, and the following discussion is intended only as a summary of such rules. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in Simon Property, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

        In general, non-U.S. stockholders will be subject to regular United States federal income tax with respect to their investment in Simon Property if such investment is "effectively connected" with the non-U.S. stockholder's conduct of a trade or business in the United States. A corporate non-U.S. stockholder that receives income that is, or is treated as, effectively connected with a United States trade or business may also be subject to the branch profits tax under section 884 of the Internal Revenue Code, which is payable in addition to regular United States corporate income tax. The following discussion will apply to non-U.S. stockholders whose investment in Simon Property is not so effectively connected. Simon Property expects to withhold United States income tax, as described below, on the gross amount of any distributions paid to a non-U.S. stockholder unless (i) the non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with Simon Property claiming that the distribution is "effectively connected" or (ii) certain other exceptions apply.

        A distribution by Simon Property that is not attributable to gain from the sale or exchange by Simon Property of a United States real property interest and that is not designated by Simon Property as a capital gain dividend will be treated as an ordinary income dividend to the extent made out of current or accumulated earnings and profits. Generally, an ordinary income dividend will be subject to tax at the rate of 30% of the gross amount of the distribution unless such tax is reduced or eliminated by an applicable tax treaty. A distribution in cash in excess of Simon Property's earnings and profits will be treated first as a return of capital that will reduce a non-U.S. stockholder's basis in its shares of Simon Property stock, but not below zero, and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares. Simon Property is required to withhold from distributions to non-U.S. stockholders, and to remit to the

Internal Revenue Service, 30% of the amount of ordinary dividends. A distribution in excess of Simon Property's earnings and profits may be subject to 30% dividend withholding if, at the time of the distribution, it cannot be determined whether the distribution will be in an amount in excess of Simon Property's current or accumulated earnings and profits. Any amount not designated as a capital gain dividend or return of basis will be subject to the tax treatment and withholding described below.

        Distributions by Simon Property that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a non-U.S. stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distribution amounts not subject to the tax treatment described in the preceding paragraph are taxed to a non-U.S. stockholder as if such distributions were gains "effectively connected" with a United States trade or business. Accordingly, a non-U.S. stockholder will be taxed at the normal capital gain rates applicable to a U.S. stockholder on such amounts, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a corporate non-U.S. stockholder that is not entitled to treaty exemption.

        Simon Property will be required to withhold from distributions subject to FIRPTA, and remit to the Internal Revenue Service, 35% of designated capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends. In addition, if Simon Property designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but it is higher than the maximum rate on capital gains of individuals.

        Tax treaties may reduce Simon Property's withholding obligations. If the amount withheld by Simon Property with respect to a distribution exceeds the non-U.S. stockholder's tax liability, the non-U.S. stockholder may file for a refund of such excess from the Internal Revenue Service.

        Unless Simon Property shares constitute a "United States real property interest" within the meaning of FIRPTA or are effectively connected with a U.S. trade or business, a sale of such shares by a non-U.S. stockholder generally will not be subject to United States taxation. Simon Property shares will not constitute a United States real property interest if Simon Property is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. stockholders. We believe that Simon Property is a domestically controlled REIT, and therefore that the sale of shares in Simon Property will not be subject to taxation under FIRPTA. However, because Simon Property shares are publicly traded, no assurance can be given that Simon Property is or will continue to be a domestically controlled REIT. Notwithstanding the foregoing, capital gain not subject to FIRPTA will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on such individual's capital gains. If Simon Property did not constitute a domestically controlled REIT, whether a non-U.S. stockholder's sale of shares of Simon Property would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the shares were "regularly traded" as defined by applicable Treasury Regulations on an established securities market, e.g., the New York Stock Exchange, on which the shares of Simon Property common stock are listed and on the size of the selling stockholder's interest in Simon Property, i.e., 5% or less ownership. If the gain on the sale of Simon Property's shares were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In any event, a purchaser of shares of Simon Property common stock from a non-U.S.

stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased shares are "regularly traded" on an established securities market or if Simon Property is a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser of shares of Simon Property common stock may be required to withhold ten percent of the purchase price and remit such amount to the Internal Revenue Service.

Information Reporting Requirement And Backup Withholding Tax

        Simon Property will report to its U.S. stockholders and the Internal Revenue Service the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, U.S. stockholders may be subject to backup withholding. Backup withholding will apply only if the holder

  •
  fails to furnish its taxpayer identification number, which, for an individual, would be his Social Security number,

  •
  furnishes an incorrect taxpayer identification number,

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  is notified by the Internal Revenue Service that it has failed properly to report payments of interest and dividends, or

  •
  under certain circumstances, fails to certify, under penalty of perjury, that is has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments.

Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. stockholder will be allowed as a credit against such U.S. stockholder's United States federal income tax liability and may entitle such U.S. stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

        Additional issues may arise pertaining to information reporting and backup withholding with respect to non-U.S. stockholders. For example, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their foreign status to us on Form W-8BEN. Non-U.S. stockholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

Additional Federal Income Taxation Considerations Relating to "Paired REIT" Status

        Separate Taxation.    Although the common stock of Simon Property and SPG Realty may only be transferred as a unit, holders of paired shares will be treated for U.S. federal income tax purposes as holding shares of Simon Property common stock and SPG Realty common stock. Although holders of paired shares own beneficial interests in SPG Realty shares through the trusts, for federal income tax purposes such holders will be treated as owning the SPG Realty shares underlying the trusts. The tax treatment of distributions to stockholders and of any gain or loss upon the sale or other disposition of the paired shares, as well as the amount of gain or loss, must therefore be determined separately with respect to each share of Simon Property common stock and each share of SPG Realty common stock contained within each paired share. The tax basis and holding period for each share of Simon Property common stock and SPG Realty common stock also must be determined separately. Upon a taxable sale of a paired share, the amount realized should be allocated between the Simon Property and SPG Realty stock based on their then-relative values. Since SPG Realty is not a REIT but is instead a regular C corporation, it will be subject to corporate level tax, without the benefit of the dividend paid deduction available to REITs.

        Distributions from SPG Realty up to the amount of SPG Realty's current or accumulated earnings and profits, less any earnings and profits allocable to distributions on any preferred stock of SPG Realty, will be taken into account by U.S. stockholders as ordinary income and generally will be eligible for the dividends-received deduction for corporations, subject to certain limitations. Distributions in excess of SPG Realty's current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted tax basis of the holder's SPG Realty common stock, but rather will reduce the adjusted tax basis of such SPG Realty common stock. To the extent such distributions exceed the adjusted tax basis of a holder's SPG Realty common stock, they will be included in income as long-term capital gain, or short-term capital gain if the SPG Realty common stock has been held for one year or less, assuming the shares are a capital asset in the hands of the stockholder. Individual taxpayers are subject to a minimum tax rate of 20% on long-term capital gain and all or a portion of such gain may be taxed at a higher rate if the individual is subject to the alternative minimum tax.

        A sale of SPG Realty common stock, if considered a sale or exchange of a United States real property interest, will be taxed to a non-U.S. stockholder under the Foreign Investment in Real Property Tax Act of 1980. It is unclear whether the assets of SPG Realty cause SPG Realty to constitute a United States real property holding company, thereby causing SPG Realty common stock to be United States real property interests. Even if SPG Realty is considered a United States real property holding company, whether a non-U.S. stockholder's sale of shares of SPG Realty would be subject to tax under the Foreign Investment in Real Property Tax Act of 1980 as a sale of a United States real property interest would depend on whether the shares are "regularly traded" as defined by applicable Treasury Regulations on an established securities market and on whether the selling stockholder owns or owned 5% or less of the SPG Realty common stock. See "—Special Tax Consideration for Foreign Stockholders."

State And Local Tax Considerations

        Simon Property is, and its stockholders may be, subject to state or local taxation in various state or local jurisdictions where Simon Property, its affiliates and its stockholders transact business or reside. The state and local tax treatment of Simon Property and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in paired shares.

Possible Federal Tax Developments

        The rules dealing with federal income taxation are constantly under review by the Internal Revenue Service, the Treasury Department and Congress. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted, all of which could affect the taxation of the Companies and their stockholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting us or our stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative action.

SELLING STOCKHOLDERS

        The shares covered by this prospectus are being registered pursuant to registration rights agreements by and among Simon Property, the selling stockholders and other persons. Except as otherwise indicated, the number of shares beneficially owned is determined under rules promulgated by the SEC, and the information may not represent beneficial ownership for any other purpose. Except as indicated otherwise in the table below, each selling stockholder has sole voting power and disposition power with respect to all shares listed as owned by such selling stockholder. At September 30, 2002, there were 185,539,785 shares of Simon Property common stock outstanding.

        We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may elect not to sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by the prospectus will be held by the selling stockholders.

        The following table sets forth, to our knowledge, certain information about the selling stockholders as of September 30, 2002.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering		Percentage of Shares Beneficially Owned Prior to Offering		Number of Shares Offered Hereby	Number of Shares Beneficially Owned After Offering		Percentage of Shares Beneficially Owned After Offering
Benjamin D. Fischman	30,601		*	%	30,601	-0-		0%
Dawn K. Neher	14,036	(1)	*	%	12,240	1,796	(1)	* %
Fischman Northshore Partners(2)	30,601	(3)	*	%	30,601	-0-	(3)	0%
The William A. Dedrick Revocable Trust of 1992(4)	9,618	(5)	*	%	9,618	-0-	(5)	0%
The Estate of Edward J. DeBartolo(6)	21,808,380	(7)	10.5%		2,127,342	19,681,038	(7)	9.5%
DeBartolo Funding, LLC(6)	21,808,380	(8)	10.5%		740,000	21,068,380	(8)	10.2%
Joseph R. Mancino	7,610	(9)	*	%	2,100	5,510	(9)	* %

(1)
Includes 1,796 Common Units held by Neher Square One Partners which are convertible into a like number of shares. Does not include 24,918 7.00% Cumulative Convertible Preferred Units held by Dawn Neher or 3,656 7.00% Cumulative Convertible Preferred Units held by Neher Square One Partners that may be converted on or after August 27, 2004 into either a like number of shares of 7.00% Cumulative Convertible Preferred Stock of Simon Property or, if the closing price of the shares exceeds $37.00 on any three consecutive trading days prior to the conversion date, Common Units at a ratio of 0.75676 Common Units to one 7.00% Cumulative Convertible Preferred Unit. Also does not include 24,918 8.00% Cumulative Redeemable Preferred Units held by Dawn Neher or 3,656 8.00% Cumulative Redeemable Preferred Units held by Neher Square One Partners that may be converted on or after August 27, 2004 into a like number of shares of 8.00% Cumulative Redeemable Preferred Stock of Simon Property.

(2)
Steven S. Fischman holds voting and dispositive power with respect to the shares owned by Fischman Northshore Partners.

(3)
Does not include 62,295 7.00% Cumulative Convertible Preferred Units that may be converted as described in footnote (1) above. Also does not include 62,295 8.00% Cumulative Redeemable Preferred Units that may be converted as described in footnote (1) above.

(4)
William A. Dedrick holds voting and dispositive power with respect to the shares owned by The William A. Dedrick Revocable Trust of 1992.

(5)
Does not include 19,580 7.00% Cumulative Convertible Preferred Units that may be converted as described in footnote (1) above. Also does not include 19,580 8.00% Cumulative Redeemable Preferred Units that may be converted as described in footnote (1) above.

(6)
Edward J. DeBartolo, Jr. holds voting and dispositive power with respect to the shares owned by The Estate of Edward J. DeBartolo and DeBartolo Funding, LLC. The selling stockholder may be considered a member of the DeBartolo family group, which consists of NID Corporation, directly or indirectly, the Estate of Edward J. DeBartolo, members of the DeBartolo family, including Edward J. DeBartolo, Jr. and M. Denise DeBartolo York, or trusts established for the benefit of members of the DeBartolo family or partnerships in which the foregoing persons hold partnership interests. Two of our thirteen directors, M. Denise DeBartolo York and Fredrick W. Petri, have been elected by this group as holders of the outstanding shares of Class C common stock.

(7)
Includes the following securities owned by other members of the DeBartolo family group: 33,052 shares of common stock; 19,631,986 Common Units; 12,000 shares of common stock issuable upon exercise of stock options that are exercisable; and 4,000 shares of Class C common stock.

(8)
Includes the following securities owned by other members of the DeBartolo family group: 33,052 shares of common stock; 21,019,328 Common Units; 12,000 shares of common stock issuable upon exercise of stock options that are exercisable; and 4,000 shares of Class C common stock.

(9)
Includes 5,510 Common Units which are convertible into a like number of shares.

*
Less than 1.0%

PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from one of the selling stockholders as a pledge, gift or other non-sale related transfer. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

        The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be made at a fixed price or prices, which may be changed or at prices on the New York Stock Exchange and under terms then prevailing or at prices related to the then current market price. Sales may also be made in negotiated transactions at negotiated prices, including pursuant to one or more of the following methods:

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  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus,

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  ordinary brokerage transactions and transactions in which the broker solicits purchasers,

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  an exchange distribution in accordance with the rules of the New York Stock Exchange or other exchange or trading system on which the shares are admitted for trading privileges,

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  sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for the shares,

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  sales in other ways not involving market makers or established trading markets,

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  through put or call transactions relating to the shares,

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  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, and

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  in privately negotiated transactions.

        In connection with distributions of the shares or otherwise, the selling stockholders may:

  •
  enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume,

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  sell the shares short and redeliver the shares to close out such short positions,

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  enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell, or

  •
  pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

        In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale.

        In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

        In order to comply with the securities laws of certain states, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth:

  •
  the number of shares being offered,
  •
  the terms of the offering, including the name of any underwriter, dealer or agent,
  •
  the purchase price paid by any underwriter,
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  any discount, commission and other underwriter compensation,
  •
  any discount, commission or concession allowed or reallowed or paid to any dealer, and
  •
  the proposed selling price to the public.

        We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

        We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of such time as:

  •
  all of the shares covered by this prospectus have been disposed of pursuant to the Registration Statement or
  •
  we have delivered to the selling stockholders an opinion of counsel to the effect that such shares may be sold pursuant to Rule 144 without regard to any volume limitations.

LEGAL MATTERS

        The validity of the securities offered hereby and certain federal income tax matters have been passed upon for us by Baker & Daniels, Indianapolis, Indiana.

EXPERTS

        The audited financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

        Because we have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to the incorporation by reference into this prospectus of their reports included in our Annual Report on Form 10-K for the year ended December 31, 2001, we have dispensed with the filing of their consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of their reports in this prospectus, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated in those financial statements.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

        This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve the plans, intentions or expectations discussed in these forward-looking statements. Our actual results could differ materially. We have included important factors in the cautionary statements contained or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe would cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

        The SEC allows us to "incorporate by reference" the information we file with them, which means:

  •
  incorporated documents are considered part of the prospectus;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  information that we file with the SEC will automatically update and supersede this incorporated information.

        We incorporate by reference the following documents that we have filed with the SEC:

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  Annual Report on Form 10-K for the year ended December 31, 2001;

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  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

  •
  Current Reports on Form 8-K filed January 17, 2002, February 13, 2002, May 17, 2002, May 20, 2002, June 10, 2002, June 27, 2002, August 9, 2002, November 13, 2002, November 18, 2002 and December 5, 2002;

  •
  The definitive proxy statement for our 2002 annual meetings of stockholders; and

  •
  The description of the paired shares of common stock contained in the Registration Statement on Form 8-A/A filed on September 24, 1998, including any amendment or report filed for the purpose of updating such description.

        We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed or after the date of this initial registration statement and before the effectiveness of the registration statement:

  •
  reports filed under Sections 13(a) and (c) of the Exchange Act;

  •
  definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

  •
  any reports filed under Section 15(d) of the Exchange Act.

        You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operation may have changed since that date.

        To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write Simon Property Group, 115 West Washington Street, Suite 15 East, Indianapolis, IN, Attention: Investor Relations (317/685-7330).

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference room in Washington, D.C. The SEC's address in Washington, D.C. is 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information on Simon Property, SPG Realty and the securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item. 14.    Other Expenses of Issuance and Distribution.*

        The expenses (not including underwriting commissions and fees) of issuance and distribution of the securities are estimated to be:

Registration Fee	$9,494
Printing Expenses	15,000	*
Accounting Fees and Expenses	15,000	*
Attorneys' Fees and Expenses	25,000	*
Miscellaneous Expenses	5,000	*

Total	$69,494

*
Estimated.

Item 15.    Indemnification of Directors and Officers.

        The Registrants' officers and directors are indemnified under Delaware law, the Registrants' Charters and the Partnership Agreement of Simon Property Group, L.P. (the "Operating Partnership") against certain liabilities. The Delaware General Corporation Law ("DGCL") generally permits a corporation to indemnify its directors and officers, among others, against expenses, judgments, fines and amounts paid in settlement actually or reasonably incurred by them in the defense or settlement of third-party actions or action by or in right of the corporation, and for judgments in third party actions provided there is a determination by directors who were not parties to the action, or if directed by such directors, by independent legal counsel or by a majority vote of a quorum of the stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the interests of the corporation, and in a criminal proceeding, that the person had no reason to believe his or her conduct to be unlawful. Without court approval, however, no indemnification may be made in respect of any action by or in right of the corporation in which such person is adjudged liable. The DGCL states that the indemnification provided by statute shall not be deemed exclusive of any rights under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the liability of officers may not be eliminated or limited under Delaware law.

        The Registrants' Charters contain a provision limiting the liability of directors and officers to the Registrants and their stockholders to the fullest extent permitted under and in accordance with the laws of the State of Delaware. Each of the Registrants' Charters provides that the directors will not be personally liable to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision will not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation and its stockholders; (ii) acts or omissions not in good faith; (iii) any transaction from which the director derived an improper personal benefit; or (iv) any matter in respect of which such director would be liable under Section 174 of the DGCL. The personal liability of a director for violation of the federal securities laws is not limited or otherwise affected. In addition, these provisions do not affect the ability of stockholders to obtain injunctive or other equitable relief from the courts with respect to a transaction involving gross negligence on the part of a director. No amendment of the Registrants' Charters shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. The Registrants' By-Laws contain provisions which implement the indemnification provisions of the Registrants' Charters.

        The Partnership Agreement of the Operating Partnership provides for indemnification of the officers and directors of each general partner of the Operating Partnership to the same extent indemnification is provided to officers and directors of the Registrants in their Charters, and limits the liability of such general partners and their officers and directors to the Operating Partnership and their partners to the same extent liability of officers and directors of the Registrants to the Registrants and their stockholders is limited under the Registrants' Charters.

        Simon Property has entered into indemnification agreements with each of Simon Property's directors and officers. The indemnification agreements require, among other things, that Simon Property indemnify its directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Simon Property also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover each director and officer if Simon Property obtains directors' and officers' liability insurance.

        In addition, the Registrants have a directors' and officers' liability and company reimbursement policy that insures against certain liabilities, including liabilities under the Securities Act, subject to applicable retentions.

Item 16.    Exhibits.

        The list of exhibits is incorporated by reference to the Exhibit Index on page E-1.

Item 17.    Undertakings.

        (a)  Each of the undersigned Registrants hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this Amendment No. 2 to Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on December 4, 2002.

SIMON PROPERTY GROUP, INC. and SIMON PROPERTY REALTY CONSULTANTS, INC.
By:	/s/ DAVID SIMON David Simon, Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in their respective capacities and on December 4, 2002.

Signature	Title

/s/ DAVID SIMON David Simon	Chief Executive Officer and Director (Principal Executive Officer)
/s/ HERBERT SIMON* Herbert Simon	Co-Chairman of the Board of Directors
/s/ MELVIN SIMON* Melvin Simon	Co-Chairman of the Board of Directors
/s/ HANS C. MAUTNER* Hans C. Mautner	Vice Chairman of the Board of Directors
Richard S. Sokolov	President, Chief Operating Officer and Director
/s/ BIRCH BAYH* Birch Bayh	Director
/s/ MELVYN E. BERGSTEIN* Melvyn E. Bergstein	Director

S-1

/s/ PIETER S. VAN DEN BERG* Pieter S. van den Berg	Director
/s/ G. WILLIAM MILLER* G. William Miller	Director
Fredrick W. Petri	Director
/s/ J. ALBERT SMITH, JR.* J. Albert Smith, Jr.	Director
/s/ PHILIP J. WARD* Philip J. Ward	Director
M. Denise DeBartolo York	Director
/s/ STEPHEN E. STERRETT Stephen E. Sterrett	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ JOHN DAHL John Dahl	Senior Vice President (Principal Accounting Officer)
*By:	/s/ DAVID SIMON David Simon, Attorney-in-Fact

S-2

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Restated Certificate of Incorporation of Simon Property Group, Inc. (incorporated by reference to Exhibit 3.1 to the Registrants' Current Report on Form 8-K filed October 9, 1998).
4.2	Amended and Restated By-laws of Simon Property Group, Inc. (incorporated by reference to Exhibit 3.1 to the Registrants' Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
4.3	Restated Certificate of Incorporation of SPG Realty Consultants, Inc. (incorporated by reference to Exhibit 3.3 to the Registrants' Current Report on Form 8-K filed October 9, 1998).
4.4	Amended and Restated By-laws of SPG Realty Consultants, Inc. (incorporated by reference to Exhibit 3.2 to the Registrants' Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
4.5
Issuance Agreement dated as of September 23, 1998, between Simon Property Group, Inc. and SPG Realty Consultants, Inc. (incorporated by reference to Exhibit 4.5 to the Registrants' Current Report on Form 8-K filed October 9, 1998).
4.6
Trust Agreement, dated as of October 30, 1979, among shareholders of predecessors in interest to Simon Property Group, Inc. and SPG Realty Consultants, Inc., and First Jersey National Bank, as Trustee (incorporated by reference to Exhibit 4.7 of the Form S-4 filed by Corporate Property Investors, Inc. (Reg. No. 333-61399)).
5*	Opinion of Baker & Daniels.
8	Tax Opinion of Baker & Daniels.
23.1	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a of the Securities Act).
23.2	Consent of Baker & Daniels is contained in their opinions filed as Exhibits 5 and 8.
24*	Power of Attorney.

*
Previously filed.

E-1

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TABLE OF CONTENTS
WHO WE ARE
USE OF PROCEEDS
RISK FACTORS
RECENT DEVELOPMENTS
DESCRIPTION OF CAPITAL STOCK
IMPORTANT PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW
RESTRICTIONS ON OWNERSHIP AND TRANSFER
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
IMPORTANT FEDERAL INCOME TAX CONSIDERATIONS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE
INCORPORATION OF INFORMATION WE FILE WITH THE SEC
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS